EXHIBIT 99



                          AUDITORS' REPORT TO THE DIRECTORS



We have audited the consolidated statements of operations, stockholders' equity and cash flow of Geographics, Inc. for the year ended March 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the results of the Company's operations and cash flows for the year ended March 31, 1994 in accordance with generally accepted accounting principles in the United States.

KPMG

Chartered Accountants

Vancouver, Canada

August 12, 1994